EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FINAL

Financial Information Press Contact:
Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477

American Software Reports Preliminary First Quarter
of Fiscal Year 2010 Results

Company achieves 34th consecutive quarter of profitability,
License Fee Revenues increase 51%, Adjusted Net Earnings increase 155%

ATLANTA (September 2, 2009) American Software, Inc. (NASDAQ: AMSWA) today reported financial results for the first quarter of fiscal year 2010, achieving 34 consecutive quarters of profitability.

Key first quarter financial highlights include:

•	Adjusted net earnings for the quarter ended July 31, 2009, were $2.0 million or $0.08 per fully diluted share, an increase of 155% over the first quarter last year;

•	GAAP net earnings for the quarter ended July 31, 2009 were $1.2 million or $0.05 per fully diluted share, an increase of 94% over the first quarter last year;

•	Total revenues for the quarter ended July 31, 2009 were $17.8 million, a decrease of 7% over the first quarter of fiscal 2009;

•	Software license fees for the quarter ended July 31, 2009 were $4.1 million, an increase of 51% over the first quarter of fiscal 2009;

•	Services and other revenues for the first quarter ended July 31, 2009 were $6.9 million, a decrease of 26% from the first quarter of fiscal 2009;

•	Maintenance revenues for the quarter ended July 31, 2009 were $6.8 million, a decrease of 4% from the first quarter of fiscal 2009;

•	Operating earnings for the quarter ended July 31, 2009 were $1.5 million, a increase of 14% from the first quarter of fiscal 2009; and

•
Completion of the tender offer for the shares of Logility, Inc. not owned by American Software for $7.02 per share, and the follow-on merger of Logility into a wholly-owned subsidiary of American Software on July 9, 2009.

Adjusted net earnings for the quarter ended July 31, 2009, which excludes stock-based compensation expense, acquisition-related amortization of intangibles, stock-based compensation related to the Logility tender offer and expenses related to the Logility tender offer, were $2.0 million or $0.08 per fully diluted share, compared to $795,000 or $0.03 per fully diluted share for the same period last year, which excluded stock-based compensation expenses and acquisition-related amortization of intangibles.

American Software First Quarter of Fiscal Year 2010 Results	Page 2

The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

The overall financial condition of the Company remains strong, with cash and investments of approximately $61.0 million and no debt as of July 31, 2009. This is approximately a $10.0 million decrease when compared to April 30, 2009 due to payment for shares and related expenses associated with the Logility tender offer and the payment of approximately $2.3 million in dividends.

 “The Company delivered its 34th consecutive quarter of profitability despite the uncertain economic environment. Adjusted net earnings increased approximately $1.2 million or 155% when compared to the same period last year. In July, we successfully completed the tender offer for the publicly held shares of Logility and anticipate realizing considerable cost savings from operating only one public company,” stated James C. Edenfield, president and CEO of American Software. “American Software is focused on demand-driven enterprise solutions and world-class supply chain management capabilities,” said Edenfield. “Our applications help companies reduce costs, increase market share, forecast more accurately and boost customer service while reducing inventory. As a result, our solutions drive value for our customers in both good and bad economies.”

“Our sustained profitability has continued to allow the Company to provide a tangible benefit to our shareholders with a quarterly dividend as well as a share repurchase program,” continued Edenfield. “On August 17, 2009 our Board of Directors authorized the Company's next quarterly dividend of $0.09 per common share, which is payable on December 1, 2009 to shareholders of record at the close of business on November 19, 2009.”

Additional highlights for the first quarter of fiscal year 2010 include:

Customers and Channels:

•
Notable new and existing customers placing orders with the Company in the first quarter include: Arrow Fastener Co., Boston Apparel Group, Bush Hog, Cache, Carlisle Tire & Wheel, Central Garden and Pet, DCI Cheese, Hanesbrands, Inc., Juicy Couture, Johnstone Supply, KGP Telecommunications, Stony Apparel Corp., Synergy Health Ltd., and WinWholesale.

•	During the quarter, software license agreements were signed with customers located in 6 countries including: Australia, South Africa, the Netherlands, Turkey, the United Kingdom and the United States.

American Software First Quarter of Fiscal Year 2010 Results	Page 3

•
Logility, a wholly-owned subsidiary of the Company, announced that Rockline Industries expanded its deployment of Logility Voyager Solutions™ to improve demand visibility and optimize inventory, manufacturing and sales and operations planning (S&OP). Rockline chose to expand their Logility Voyager Solutions footprint after achieving reduced costs and improved visibility throughout their transportation operations as a result of their implementation of Logility Voyager Transportation Planning and Management.

•
NGC® (New Generation Computing®), a wholly-owned subsidiary, announced that Billabong has selected NGC’s e-PLM® for Product Lifecycle Management and e-SPS® for Global Sourcing and Visibility. NGC’s software will be implemented worldwide as a strategic PLM and global sourcing solution for Billabong across all of the company’s regions and brands.

Products and Technology:

•
Demand Management, a wholly-owned subsidiary of Logility, announced that its Demand Solutions® supply chain management software has been Certified for Microsoft Dynamics, which is Microsoft Corp.’s highest standard for partner-developed software. The Demand Solutions suite now carries the distinct Certified for Microsoft Dynamics logo.

•	Demand Management announced that Demand Solutions was awarded the customer-nominated “Great Supply Chain Partner 2009” from Supply Chain Brain.

•
During the quarter, Logility, Demand Management, and New Generation Computing were named winners of the Supply & Demand Chain Executive Magazine 2009 Supply & Demand Chain Executive 100, “Supply Chain Saves the Enterprise” award. The 2009 Supply & Demand Chain Executive 100 awards supply chain solution and service providers that are helping their customers and clients through the down economy while positioning them for profitable growth in the future.

•
NGC announced that Inbound Logistics Magazine has selected NGC as one of the Top 100 Logistics IT Companies for the second consecutive year. This prestigious recognition is designed to provide supply chain and logistics executives with a complete guide to the industry’s best-in-class technology and service providers.

•
Logility was featured along with Consumer Goods Technology magazine in an important APICS webcast “The Road to S&OP Success.” The webcast focused on the complex journey to S&OP success and the outstanding results that demand-driven companies are achieving as a result of streamlining their S&OP process including improvements in revenue, an increase in commercialization reliability and reduction in inventory.

About American Software, Inc.

Headquartered in Atlanta, American Software develops, markets and supports one of the industry's most comprehensive offerings of integrated business applications, including supply chain management, Internet commerce, financial, warehouse management and manufacturing solutions. e-Intelliprise™ is an ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative supply chain solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time with its Logility Voyager Solutions™ and Demand Solutions® product suites. Logility is proud to serve such customers as Arch Chemicals, Avery Dennison Corporation, BP (British Petroleum), McCain Foods, Pernod Ricard and Sigma Aldrich. New Generation Computing Inc. (NGC), a wholly-owned subsidiary of American Software, is a leading provider of PLM, Global Sourcing and ERP solutions for fashion, apparel, footwear and retail.  Headquartered in Miami, NGC’s global customers include VF Corporation, A|X Armani Exchange, Carter’s, Maggy London, R.G. Barry, Hugo Boss, Dick’s Sporting Goods, Isda & Co., Tristan America, Parigi Group and many others. For more information on the Company, contact: American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305; (800) 726-2946 or (404) 261-4381. FAX: (404) 264-5206. INTERNET: www.amsoftware.com or e-mail: ask@amsoftware.com.

American Software First Quarter of Fiscal Year 2010 Results	Page 4

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties.  There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein.  These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues.  For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2009 and other reports and documents subsequently filed with the Securities and Exchange Commission.  For more information, contact:  Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax:  (404) 237-8868.

e-Intelliprise is a trademark of American Software, Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Demand Solutions is a registered trademark of Demand Management, and NGC and  New Generation Computing are registered trademarks and REDHORSE is a trademark of New Generation Computing. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

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American Software First Quarter of Fiscal 2010 Results
AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data)
(Unaudited)

	First Quarter Ended
	July 31,
			Pct
	2009	2008	Chg.
Revenues:
License	$4,144	$2,742	51%
Services & other	6,873	9,331	(26)%
Maintenance	6,817	7,125	(4)%
Total Revenues	17,834	19,198	(7)%

Cost of Revenues:
License	856	1,288	(34)%
Services & other	4,624	6,008	(23)%
Maintenance	1,711	1,814	(6)%
Total Cost of Revenues	7,191	9,110	(21)%
Gross Margin	10,643	10,088	6%

Operating expenses:
Research and development	2,229	2,336	(5)%
Less: capitalized development	(559)	(507)	10%
Sales and marketing	3,700	3,796	(3)%
General and administrative	3,821	3,094	23%
Recovery of doubtful accounts	(320)	-	nm
Acquisition related amortization of intangibles	88	88	0%
Stock option compensation charge related to the Logility tender offer	230	-	nm

Total Operating Expenses	9,189	8,807	4%
Operating Earnings	1,454	1,281	14%
Interest Income (Expense) & Other, Net	618	(136)	nm
Earnings Before Income Taxes and Noncontrolling Interest	2,072	1,145	81%
Income Tax Expense	801	448	79%
Net Earnings	$1,271	$697	82%
Noncontrolling Interest Expense	90	87	3%
Net Earnings attributable to American Software, Inc.	$1,181	$610	94%

Earnings per common share: (1)
Basic	$0.05	$0.02	150%
Diluted	$0.05	$0.02	150%

Weighted average number of common shares outstanding:
Basic	25,302	25,393
Diluted	25,741	25,984

Reconciliation of Adjusted Net Earnings:
Net Earnings	$1,181	$610
Acquisition-related amortization of intangibles (2)	54	54
Stock-based compensation (2)	112	131
Stock option compensation charge related to the Logility tender offer (2)	141	-
Expenses related to the Logility tender offer (3)	543	-
Adjusted Net Earnings	$2,031	$795	155%

Adjusted Net Earnings per Diluted Share	$0.08	$0.03	167%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.05 and $0.02 for the three months ended July 31, 2009 and 2008, respectively.

(2) - Tax affected using the effective tax rate for the three month period ended July 31, 2009 and 2008.

(3) - Not tax affected due to no tax deduction recorded on these expenses nm- not meaningful

American Software First Quarter of Fiscal 2010 Results

AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)

	July 31,	April 30,
	2009	2009

Cash and Short-term Investments	$45,064	$54,000
Accounts Receivable:
Billed	10,212	10,234
Unbilled	3,000	2,995
Total Accounts Receivable,net	13,212	13,229
Prepaids & Other	2,445	2,886
Deferred Tax Asset	280	246
Current Assets	61,001	70,361

Investments - Non-current	15,972	17,094

PP&E, net	7,100	7,189
Capitalized Software, net	5,278	4,859
Goodwill	11,709	11,709
Other Intangibles, net	836	950
Other Non-current Assets	145	157
Total Assets	$102,041	$112,319

Accounts Payable	$1,138	$822
Accrued Compensation and Related costs	1,752	2,374
Dividend Payable	2,278	2,277
Accrued Tender Offer Payable	3,073	-
Other Current Liabilities	3,217	3,355
Deferred Revenues	15,651	16,101
Current Liabilities	27,109	24,929

Deferred Tax Liability - long term	1,163	1,163

American Software's Shareholders' Equity	73,769	79,839
Noncontrolling Interest in subsidiary	-	6,388
Total Shareholders' Equity	73,769	86,227

Total Liabilities & Shareholders' Equity	$102,041	$112,319